MENTOR ANNOUNCES FISCAL YEAR 2007 PRELIMINARY RESULTS;
PROVIDES FISCAL YEAR 2008 GUIDANCE

•     Conference Call Scheduled for Thursday, April 19, 2007 at 5:00 PM EDT

Santa Barbara, California, April 19, 2007 - Mentor Corporation (NYSE:MNT), a leading supplier of  medical products for the global aesthetic market, today announced preliminary financial results for the fiscal year ending March 31, 2007.  In addition, the Company provided its financial guidance for the fiscal year ending March 31, 2008.

Fiscal 2007 sales are expected to be in the range of $300 million to $302 million resulting in full year revenue growth of approximately 12% to 13%.  The Company had previously guided that sales would be in the range of $305 million to $315 million.  "During the fourth quarter, we saw sales growth slow in our breast aesthetics business as we began market roll-out of our MemoryGelTM post-approval study, which was initiated officially on February 15th 2007.  We believe this impact on our sales growth is temporary and future growth will be consistent with overall market rates in the next fiscal year," commented Joshua H. Levine, President and Chief Executive Officer of Mentor Corporation.

Fiscal Year 2007 Preliminary Results
Mentor expects to report the following results for fiscal year 2007:

•        Sales to be in the range of $300 million to $302 million;

•        Gross margin to be in the range of 74% to 75% of sales;

•        Selling, general and administrative expenses in the range of $123 million to $126 million;

•        Research and development expenses to be in the range of $34 million to $35 million;

•        Operating income to be in the range of $63 million to $66 million,  or 21% to 22% of sales; and

•        As of March 31, 2007, cash and marketable securities of approximately $490 million.

Additionally, during the fourth quarter, Mentor executed a manufacturing agreement with Genzyme Corporation for the production of Mentor's PuragenTM and Puragen TM Plus portfolio of products.  Genzyme brings substantial manufacturing and technical product expertise to the Puragen line.  Based on this manufacturing agreement, Mentor has decided to close its Scotland-based hyaluronic acid manufacturing facility.  The preliminary results for the fourth quarter reflect a $2.6 million pre-tax charge included in SG&A for the closing of this facility and impairment of related intangibles.  This manufacturing agreement with Genzyme is in addition to the hyaluronic acid development program previously entered into between Mentor and Genzyme.

Fiscal Year 2008 Guidance
Mentor provides the following guidance for fiscal year 2008:

•        Sales to be in the range of $340 million to $355 million;

•        Gross margin to be in the range of 73% to 74% of sales;

•        Selling, general and administrative expenses to be in the range of 39% to 41% of sales;

•        Research and development expenses to be in the range of 14% to 16% of sales; and

•        Operating income to be in the range of 17% to 19% of sales.

This guidance represents a substantial investment in R&D that supports Mentor's strategy to become a larger, more diversified aesthetic medicine company.  Specifically, Mentor is increasing its investment during fiscal year 2008 in several key programs to support this strategy.  These programs include Mentor's botulinum toxin development program which begins its pivotal phase III study, the development program for a portfolio of hyaluronic acid dermal fillers in conjunction with Genzyme, and the post-approval study and other conditions associated with approval of the MemoryGel line of breast implants.  Mentor's investments in these programs provide a foundation for significant growth and product portfolio diversification going forward.  As a result of this guidance, the Company expects fiscal year 2008 operating income from continuing operations to be approximately equivalent to the fiscal year 2007 operating income from continuing operations.

Conference Call
Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (800) 839-6980 at 6:00 p.m. EDT today until Midnight EDT April 27, 2007.  You may also listen to the live web cast at 5:00 p.m. EDT today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls".

The Company expects to host another conference call on May 16, 2007 to discuss the results of the fourth quarter and the full year results for fiscal 2007.

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global aesthetic market.  The Company develops, manufactures and markets innovative, science-based products for surgical and non-surgical medical procedures that allow patients to retain a more youthful appearance and improve personal well-being.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
This release contains forward-looking statements including, but not limited to, statements relating to Mentor's preliminary fiscal year 2007 results; guidance for fiscal year 2008; and research and development expenses, including anticipated product development activity.

A number of factors could cause actual results to differ from the forward-looking statements including, but not limited to, U.S. market acceptance and adoption of MemoryGel silicone gel breast implants; patient enrollment in the post-approval study for MemoryGel breast implants; the amount and timing of expenses to be incurred with respect to the MemoryGel breast implants post-approval study; the timing and conditions of FDA approval of the Company's Contour Profile silicone gel breast implant PMA; the audit of the Company's financial statements may produce results different from the preliminary, unaudited figures included in this release; the ability of the Company to move forward in a timely manner with the PMA for its hyaluronic acid-based dermal fillers and the outcome of such PMA applications; progress, timing and outcome of product development programs; the timing and outcome of various clinical trials undertaken by the Company; the impact on revenue and expenses of delays in FDA approval for the sale of any of the Company's products; seasonal factors which affect demand for aesthetic products; the ability of the Company to identify and implement other product opportunities in the global aesthetic marketplace; competitive pressures and other factors such as the introduction or regulatory approval of new products by our competitors and pricing of competing products and the resulting effects on sales and pricing of our products; disruptions or other problems with our sources of supply; significant product liability or other claims; difficulties with new product development and market acceptance; changes in the mix of our products sold; patent and intellectual property conflicts; product recalls; FDA delay in  approval or rejection of other new or existing products; changes in Medicare, Medicaid or third-party reimbursement policies; changes in government regulation; use of hazardous or environmentally sensitive materials; and other events.

Important factors that may cause such a difference for Mentor include, but are not limited to, those factors described in our Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form10-Q, recent Current Reports on Form 8‑K, and other Securities and Exchange Commission filings.  These filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Contact:

Mentor Corporation
Loren L. McFarland
Chief Financial Officer
805-879-6082

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